Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Second Quarter 2012 Operating Results

Baton Rouge, LA – August 8, 2012—Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the second quarter ended June 30, 2012.

Three Months Results

Lamar reported net revenues of $304.9 million for the second quarter of 2012 versus $293.3 million for the second quarter of 2011, a 3.9% increase. Operating income for the second quarter of 2012 was $64.5 million as compared to $59.4 million for the same period in 2011. Lamar recognized $13.9 million in net income for the second quarter of 2012 compared to a net income of $11.4 million for the second quarter of 2011.

Adjusted EBITDA, (defined as operating income before non-cash compensation, depreciation and amortization and gain on disposition of assets -see reconciliation to net income (loss) at the end of this release) for the second quarter of 2012 was $138.2 million versus $133.5 million for the second quarter of 2011, a 3.6% increase.

Free cash flow (defined as Adjusted EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures—see reconciliation to cash flows provided by operating activities at the end of this release) for the second quarter of 2012 was $73.7 million as compared to $68.2 million for the same period in 2011, an 8.1% increase.

Pro forma net revenue for the second quarter of 2012 increased 3.6% and pro forma Adjusted EBITDA increased 3.7% as compared to the second quarter of 2011. Pro forma net revenue and Adjusted EBITDA include adjustments to the 2011 period for acquisitions and divestitures for the same time frame as actually owned in the 2012 period. Tables that reconcile reported results to pro forma results and operating income to outdoor operating income are included at the end of this release.

Six Months Results

Lamar reported net revenues of $571.1 million for the six months ended June 30, 2012 versus $548.5 million for the same period in 2011, a 4.1% increase. Operating income for the six months ended June 30, 2012 was $90.3 million as compared to $85.0 million for the same period in 2011. Adjusted EBITDA for the six months ended June 30, 2012 was $238.1 million versus $228.6 million for the same period in 2011. There was a net loss of $8.9 million for the six months ended June 30, 2012 as compared to a net loss of $1.8 million for the same period in 2011.

Free Cash Flow for the six months ended June 30, 2012 increased 24.3% to $117.9 million as compared to $94.9 million for the same period in 2011.

Recently Announced Redemption of Notes

On July 30, 2012, Lamar Media announced its intention to redeem $122.76 million of its 6 5/8% Senior Subordinated Notes due 2015 (CUSIP NO. 513075AM3) (the “notes”) at a redemption price equal to 101.104% of the principal amount of outstanding notes, plus accrued and unpaid interest up to, but not including, August 29, 2012 (the “redemption date”). The redemption price will be due and payable on the redemption date upon surrender of the notes in accordance with the term of the indenture governing the notes. Lamar Media intends to use cash on hand as well as borrowings under its revolving credit facility to fund the redemption. Following the redemption, Lamar Media will have approximately $137.2 million in aggregate principal amount of its 6 5/8% Senior Subordinated Notes due 2015—Series B and 6 5/8% Senior Subordinated Notes due 2015—Series C outstanding.

Liquidity

As of June 30, 2012, Lamar had $340.6 million in total liquidity that consists of $241.7 million available for borrowing under its revolving senior credit facility and approximately $98.9 million in cash and cash equivalents.

REIT Election

Lamar is currently considering an election to real estate investment trust (REIT) status. In conjunction with our review regarding a potential REIT election, we intend to seek a private letter ruling from the Internal Revenue Service. If we proceed with a REIT election, we would likely make the election for the taxable year beginning January 1, 2014 during 2013, subject to the approval of our board of directors. There is no certainty as to the timing of a REIT election or whether we will ultimately decide to make a REIT election.

Guidance

For the third quarter of 2012 the Company expects net revenue to be approximately $303 million to $306 million. On a pro forma basis this represents an increase of approximately 1% to 2%.

Forward Looking Statements

This press release contains forward-looking statements, including the statements regarding guidance for the third quarter of 2012 and our consideration of an election to REIT status. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others: (1) our significant indebtedness; (2) the state of the economy and financial markets generally and the effect of the broader economy on the demand for advertising; (3) the continued popularity of outdoor advertising as an advertising medium; (4) our need for and ability to obtain additional funding for operations, debt refinancing or acquisitions; (5) the regulation of the outdoor advertising industry; (6) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (7) the market for our Class A common stock and (8) other factors described in our filings with the Securities and Exchange Commission, including the risk factors included in Item 1A of our 2011 Annual Report on Form 10-K, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Use of Non-GAAP Measures

Adjusted EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net income (loss), cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that Adjusted EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our presentations of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.

Conference Call Information

A conference call will be held to discuss the Company’s operating results on Wednesday, August 8, 2012 at 10:00 a.m. central time. Instructions for the conference call and Webcast are provided below:

Conference Call

All Callers:	1-334-323-0520 or 1-334-323-9871
Passcode:	Lamar

Replay:	1-334-323-7226
Passcode:	42398158
Available through Monday, August 13, 2012 at 11:59 p.m. eastern time

Live Webcast:	www.lamar.com

Webcast Replay:	www.lamar.com
Available through Monday, August 13, 2012 at 11:59 p.m. eastern time

Company Contact:	Keith A. Istre Chief Financial Officer (225) 926-1000 KI@lamar.com

General Information

Lamar Advertising Company is a leading outdoor advertising company currently operating over 150 outdoor advertising companies in 44 states, Canada and Puerto Rico, logo businesses in 22 states and the province of Ontario, Canada and approximately 60 transit advertising franchises in the United States, Canada and Puerto Rico.

LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net revenues	$304,872	$293,345	$571,110	$548,547

Operating expenses (income)
Direct advertising expenses (exclusive of depreciation and amortization)	105,071	103,058	208,494	202,609
General and administrative expenses (exclusive of depreciation and amortization and non-cash compensation)	49,590	46,472	100,904	95,825
Corporate expenses (exclusive of depreciation and amortization and non-cash compensation)	11,972	10,351	23,631	21,484
Non-cash compensation	4,421	2,546	7,033	4,678
Depreciation and amortization	72,995	72,410	145,368	146,283
Gain on disposition of assets	(3,634)	(911)	(4,570)	(7,358)

	240,415	233,926	480,860	463,521

Operating income	64,457	59,419	90,250	85,026
Other expense (income)
Loss on extinguishment of debt	—	—	29,972	—
Interest income	(65)	(51)	(123)	(83)
Interest expense	38,633	43,307	78,547	86,927

	38,568	43,256	108,396	86,844

Income (loss) before income tax	25,889	16,163	(18,146)	(1,818)
Income tax expense (benefit)	11,967	4,737	(9,252)	(4)

Net income (loss)	13,922	11,426	(8,894)	(1,814)
Preferred stock dividends	91	91	182	182

Net income (loss) applicable to common stock	$13,831	$11,335	($9,076)	($1,996)

Earnings per share:
Basic income (loss) per share	$0.15	$0.12	($0.10)	($0.02)

Diluted income (loss) per share	$0.15	$0.12	($0.10)	($0.02)

Weighted average common shares outstanding:
—basic	93,257,798	92,840,263	93,186,036	92,760,807
—diluted	93,543,471	93,196,805	93,498,748	93,180,174

OTHER DATA
Free Cash Flow Computation:
Adjusted EBITDA	$138,239	$133,464	$238,081	$228,629
Interest, net	(34,294)	(38,649)	(69,653)	(77,703)
Current tax expense	(338)	(669)	(783)	(1,203)
Preferred stock dividends	(91)	(91)	(182)	(182)
Total capital expenditures (1)	(29,795)	(25,840)	(49,542)	(54,653)

Free cash flow	$73,721	$68,215	$117,921	$94,888

(1)	See the capital expenditures detail included below for a breakdown by category.

Selected Balance Sheet Data:	June 30, 2012	December 31, 2011
Cash and cash equivalents	$98,922	$33,503
Working capital	51,544	95,281
Total assets	3,460,550	3,427,353
Total debt (including current maturities)	2,189,714	2,158,528
Total stockholders’ equity	839,633	838,998

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Other Data:
Cash flows provided by operating activities	$97,321	$84,613	$134,023	$110,439
Cash flows used in investing activities	35,054	26,026	59,094	54,361
Cash flows provided by (used in) financing activities	1,143	(72,313)	(9,452)	(129,318)

Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities:
Cash flows provided by operating activities	$97,321	$84,613	$134,023	$110,439
Changes in operating assets and liabilities	8,063	11,074	36,362	42,000
Total capital expenditures	(29,795)	(25,840)	(49,542)	(54,653)
Preferred stock dividends	(91)	(91)	(182)	(182)
Other	(1,777)	(1,541)	(2,740)	(2,716)

Free cash flow	$73,721	$68,215	$117,921	$94,888

Reconciliation of Adjusted EBITDA to Net income (loss):
Adjusted EBITDA	$138,239	$133,464	$238,081	$228,629
Less:
Non-cash compensation	4,421	2,546	7,033	4,678
Depreciation and amortization	72,995	72,410	145,368	146,283
Gain on disposition of assets	(3,634)	(911)	(4,570)	(7,358)

Operating Income	64,457	59,419	90,250	85,026

Less:
Interest income	(65)	(51)	(123)	(83)
Loss on extinguishment of debt	—	—	29,972	—
Interest expense	38,633	43,307	78,547	86,927
Income tax expense (benefit)	11,967	4,737	(9,252)	(4)

Net income (loss)	$13,922	$11,426	($8,894)	($1,814)

	Three months ended June 30,
	2012	2011	% Change
Reconciliation of Reported Basis to Pro Forma (a) Basis:
Reported net revenue	$304,872	$293,345	3.9%
Acquisitions and divestitures	—	924

Pro forma net revenue	$304,872	$294,269	3.6%

Reported direct advertising and G&A expenses	$154,661	$149,530	3.4%
Acquisitions and divestitures	—	1,021

Pro forma direct advertising and G&A expenses	$154,661	$150,551	2.7%

Reported outdoor operating income	$150,211	$143,815	4.4%
Acquisitions and divestitures	—	(97)

Pro forma outdoor operating income	$150,211	$143,718	4.5%

Reported corporate expenses	$11,972	$10,351	15.7%
Acquisitions and divestitures	—	—

Pro forma corporate expenses	$11,972	$10,351	15.7%

Reported Adjusted EBITDA	$138,239	$133,464	3.6%
Acquisitions and divestitures	—	(97)

Pro forma Adjusted EBITDA	$138,239	$133,367	3.7%

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses and Adjusted EBITDA include adjustments to 2011 for acquisitions and divestitures for the same time frame as actually owned in 2012.

	Three months ended June 30,
	2012	2011
Reconciliation of Outdoor Operating Income to Operating Income:
Outdoor operating income	$150,211	$143,815
Less: Corporate expenses	11,972	10,351
Non-cash compensation	4,421	2,546
Depreciation and amortization	72,995	72,410
Plus: Gain on disposition of assets	3,634	911

Operating income	$64,457	$59,419

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Capital expenditure detail by category
Billboards—traditional	$9,955	$8,621	$15,021	$17,302
Billboards—digital	12,152	11,665	20,062	20,098
Logo	1,961	2,522	3,280	4,680
Transit	63	264	84	472
Land and buildings	3,230	213	4,915	812
Operating equipment	2,434	2,555	6,180	11,289

Total capital expenditures	$29,795	$25,840	$49,542	$54,653